UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 20, 2009

Date of Report (Date of earliest event reported)

SONUS NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-30229	04-3387074
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

7 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2009, the Registrant’s Board of Directors (the “Board”) appointed Scott E. Schubert as a director to fill a vacancy on its Board.  Mr. Schubert will serve until the 2009 Annual Meeting of Stockholders or until his successor is duly appointed and qualified.

From August 2005 to December 2008, Mr. Schubert served as the Chief Financial Officer of Transunion, LLC.  From February 2003 to May 2005, Mr. Schubert served as Chief Financial Officer of NTL Inc. (now Virgin Media, Inc.), where he had also held the position of Executive Vice President of Corporate Development.

Mr. Schubert was recommended to the Board by the Nominating Committee of the Board in accordance with the provisions of the Nominating Committee Charter.  Mr. Schubert has been appointed to serve on the Audit Committee of the Board.  There are no arrangements or understandings between Mr. Schubert and any other person pursuant to which Mr. Schubert was elected as a director.  There are no transactions in which Mr. Schubert has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Schubert will be granted a stock option, pursuant to the Registrant’s 2007 Stock Incentive Plan, to purchase 50,000 shares of the Registrant’s common stock with an exercise price equal to the closing share price of the Registrant’s common stock on the date of grant, March 15, 2009.  Such option will vest over a four-year period so long as Mr. Schubert remains a member of the Board.

A copy of the press release announcing Mr. Schubert’s appointment is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

99.1                           Press release of Sonus Networks, Inc. dated February 23, 2009 announcing the appointment of a new director to the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2009	SONUS NETWORKS, INC.

By:
/s/ Richard J. Gaynor
Richard J. Gaynor
Chief Financial Officer

Exhibit Index

99.1                           Press release of Sonus Networks, Inc. dated February 23, 2009 announcing the appointment of a new director to the Board of Directors.